                                                                     EXHIBIT 99

                    MONSANTO COMPANY AND SUBSIDIARIES

                           COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                          (DOLLARS IN MILLIONS)

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                    ----------------        -------------------------------------------------
                                    1997        1996        1996         1995        1994     1993       1992
                                    ----        ----        ----         ----        ----     ----       ----
Income from continuing
  operations before provision
  for income taxes                 $369<FB>     $  897     $553<FB>     $645<FB>     $636     $427     ($213)<FB>

Add
  Fixed charges                     157            134      172          178          140      141       187

  Less capitalized interest         (13)            (7)      (9)          (5)          (4)      (7)      (11)

  Dividends from
    affiliated companies              2              6        6            3            2        5         5

Less equity income (add
  equity loss) of affiliated
  companies                         (18)            27       42           (3)          (4)     (20)       (1)
                                   ----         ------     ----         ----         ----     ----     -----


    Income as adjusted             $497         $1,057     $764         $818         $770     $546     ($ 33)
                                   ====         ======     ====         ====         ====     ====     =====

Fixed charges

  Interest expense                 $111         $   94     $119         $132         $100     $101      $140

  Capitalized interest               13              7        9            5            4        7        11

  Portion of rents
    representative of interest
    factor                           33             33       44           41           36       33        36
                                   ----         ------     ----         ----         ----     ----     -----

    Fixed charges                  $157         $  134     $172         $178         $140     $141      $187
                                   ====         ======     ====         ====         ====     ====     =====

Ratio of earnings to fixed
  charges                          3.17           7.89     4.44         4.60         5.50     3.87      <FA>
                                   ====         ======     ====         ====         ====     ====     =====

-----------
<FA>  Earnings were inadequate to cover fixed charges by $220 million.

<FB>  Includes charges for acquired in-process research and development, restructuring and other unusual items of $609 million for the nine months ended September 30, 1997, and $376 million, $90 million and $579 million for the years ended December 31, 1996, 1995 and 1992, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 7.04, 6.60, 5.10 and
      2.92 in 1997, 1996, 1995 and 1992, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.